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                                  EXHIBIT 10.2
                                  Press Release


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Friday January 2, 4:19 pm Eastern Time

Company Press Release

SOURCE: Total Control Products, Inc.

Total Control Announces Acquisition of Signal
Conditioning And Input/Output Device Company

MELROSE PARK, Ill., Jan. 2 /PRNewswire/ -- Total Control Products, Inc. (Nasdaq: TCPS -news) today announced it signed an agreement on December 31, 1997 to acquire substantially all the assets of SensorPulse, Inc., a designer and developer of industrial signal conditioning products and networked input/output (I/O) devices located in South Easton, Massachusetts for 41,667 shares of Total Control stock and $1,250,000 in cash and an earn out based on multiple of earnings before taxes growth per year for four years payable 50% in cash and 50% in Total Control stock. Kevin Roach, SensorPulse current President, will also enter into a 4-year employment agreement to remain in charge of the operations. SensorPulse products are principally marketed through private label arrangements, most of which have just commenced product sales.

Nicholas T. Gihl, the Chairman, Chief Executive Officer and President of Total Control stated, "Total Control's acquisition of the assets of SensorPulse represents a strategic investment in the area of signal conditioning and I/O devices, which is a natural product extension for our line of open control products. Additionally, this creates an opportunity for our distribution channel to sell products they have not had access to previously, with products we believe have a better price and performance relationship than the current competition."

Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. These products range from closed architecture programmable logic controller operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 225 sales locations.

NOTE: Statements and projections concerning the future financial condition, results of operations and business of Total Control Products, Inc. and subsidiaries are "forward-looking" statements which are inherently uncertain. Actual performance and results are subject to many risk factors, including changing market conditions, the timing of new product introductions by the Company, its competitors or third parties, the loss of any significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, and other factors discussed in the Company's March 11, 1997 prospectus for its initial public offering.

SOURCE: Total Control Products, Inc.